UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 1-K

ANNUAL REPORT for the fiscal year ended December 31, 2021

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

FEEL THE WORLD, INC.

D.B.A. XERO Shoes

(Exact name of issuer as specified in its charter)

Commission File Number:  24R-00082

Delaware	27-4419848
State of other jurisdiction of Incorporation or organization	(I.R.S. Employer Identification No.)

100 Technology Drive, Suite 315, Broomfield, Colorado 80021

(Full mailing address of principal executive offices)

(303) 447 – 3100

(Issuer's telephone number, including area code)

Title of each class of securities pursuant to Regulation A:

Class A Voting Common Stock

and

Class B Non-Voting Common Stock

In this filing, references to the terms "we", "our", "us", "Feel The World, Inc.", "FTWI", "Xero Shoes®", "Xero", or "the Company" means Feel The World, Inc.

THIS ANNUAL REPORT, PARTICULARLY THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY CONTAIN FORWARD–LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD–LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THIS MD&A, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD–LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD–LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD–LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Item 1. NARRATIVE DESCRIPTION OF BUSINESS

Feel The World, Inc., d.b.a. Xero Shoes®, is a woman-owned footwear brand focusing on natural movement, quality craftsmanship, and affordability. Xero Shoes® product lines currently include minimalist casual and performance shoes boots, and sandals, as well as do-it-yourself (DIY) sandal kits. Its products are sold directly to customers through its own website, via third party sites such as Amazon, in certain retail stores, and to international wholesale and distribution partners.

The Company's brand tenants are:

• NATURAL FIT. Wide toe boxes let your toes spread and relax with a Xero drop, non-elevated heel for proper posture.

• NATURAL MOTION. Flexible soles let your feet bend and flex naturally and feature a low-to-the- ground design for balance and agility.

• NATURAL FEEL. Our patented FeelTrue® sole lets you safely Feel The World, protecting your feet while giving your brain the feedback it wants.

The Company has experienced rapid growth, with revenue increasing from $1.4 million in 2015 to $33.6 million in 2021.

The Company develops and manufactures its own footwear designs.

As of the end of 2021, the Company employed the full time equivalent of 67 people.

The Company uses a manufacturing agent who sources our production through multiple suppliers. This strategy provides the Company the flexibility to move manufacturing as the need arises.

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Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(a) Operating Results

Overall

Our strategic focus in 2021 was on:

•	Building brand awareness
•	Expanding our operational capacity in the United States to support the increased sales volume
•	Developing new and exciting styles to meet our customers’ footwear needs
•	Opening the direct-to-consumer channel in Europe
•	Investing in our leadership team, and
•	Maintaining our levels of customer service while keeping our employees safe during the pandemic.

Net revenues

Feel the World, Inc. generates revenues in two business segments: (1) the North American operations which includes all foreign distributors outside of Europe, and (2) European operations which includes the European Union countries, United Kingdom, and the Middle Eastern wholesale accounts. The Company primarily sells through three channels: direct-to-consumer, Amazon, and wholesale/ distribution. In 2021, we had tremendous growth in both business segments and across all channels:

The percentages above are shown net of returns.

Overall net revenue growth was driven by the continued expansion of types of footwear offered, our targeted consumer marketing campaigns, opening of the direct-to-consumer channel in Europe, and the overall increase in consumer’s knowledge of minimalist footwear. With the addition of higher priced technical and performance footwear, our Average Order Value (AOV) increased to $111 in 2021 compared to $96 in 2020.

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While sales growth was strong year over year, the Company did face strong headwinds due to supply chain issues. Delays in shipments in the spring and summer caused stock outs in key styles that depressed sales, especially in the direct-to-consumer and Amazon channels in the North American segment during our busiest sales months.

Our rate of returns and exchanges continues to be at or below the industry standard due to the lower rate of returns on sandals in general. We continue to experience a lower rate of returns on the direct-to-consumer channel as compared to sales through Amazon. Amazon returns were comparable to last year at 29%, and direct-to-consumer returns held constant at 14%.

The Company is focused on expanding internationally as well as through other digital and brick and mortal channels. The Company also continues to measure the customer acquisition costs to determine the most efficient and productive distribution channels.

Gross Profit

Gross profit for the year ended December 31, 2021, increased by $5.0 million over the prior year, while gross margin decreased from 52% to 51%.  This decrease in gross margin was the result of inflation in production costs and increased shipment costs. The Company increased the MSRP of certain styles in response. The Company strategically utilized air freight to ensure key styles were available in a timely manner due to supply chain delays. Adjusting for the additional air freight costs, gross margin in 2021 would have been consistent with 2020.

Expenses

Total Operating Expenses increased 59% for year ended December 31, 2021, compared to 2020 mainly due to additional payroll costs and marketing costs.  The company started 2021 with 49 employees and ended with 67 Additional employees were added to enhance the leadership and creative teams, to support the increased volume of sales, and open our sales support office in the Czech Republic.

The Operations line item includes our customer service costs and the dedicated warehousing expenses needed to maintain inventory to accommodate customer needs. Management allocates a portion of operations expense to Cost of Goods Sold that relates to the handling of incoming inventory. Operations increased 62% from $1.5 million in 2020 to $2.4 million in 2021 mainly due to increased personnel and an increase in rent costs.

Sales and marketing expense increased by $2.1 million in the year ended December 31, 2021, compared to the prior year. Sales and marketing expenses dropped to 22% of net revenues in 2021 compared to 23% in 2020, the result of an increasing number of returning customers and organic leads.

Research and development expenses for the year ended December 31, 2021, increased by $300,000 or 82% over 2020. Additional investment in creative personnel as well as additional costs to maintain a larger line of styles account for the increase.

Interest expense for the year ended December 31, 2021, was $218,000 less than 2020 due to a lower interest rate on the Genlink/La Plata loan. The Company refinanced that debt with a J.P. Morgan revolving loan in November 2021 reducing the interest rate further.

Net income

For the year ended December 31, 2021, the Company had income before income tax of $3.3 million, or 10% of net revenues, compared to $3.7 million, or 16% of revenues in the year ended December 31, 2020. In 2021 the Company was in transition operationally as key personnel were added and initiatives started to ensure future growth. The Company believe this investment to be key. However, this investment and additional product costs contributed the reduction of our profit margin.

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(b) Liquidity and Capital Resources

Throughout its history, the Company has used a combination of long-term notes payable, short-term lines of credit, revolving credit cards, trade payables and a small equity raise to retain adequate working capital to provide stability to our workforce and fund our inventory supply chain. In December 2020, it closed on a transaction with a private equity firm, TZP Group (et al.) and exchanged minority shares of stock in the Company for an investment of $8,749,996. In November 2021, the Company closed on a revolving loan with JP Morgan Chase that was used to refinance the Genlink/La Plata loan and provided an additional $4.0 million of credit for working capital.

Please see the debt and equity footnotes to the financial statements for additional disclosures.

There are no long-term commitments, other than the debt listed in the accompanying financial statements, that would limit the Company's ability to use its current capital.  The Company has an established history of fulfilling all of its loan obligations on time.

(c) Trend Information

Over the last several years the Company has traversed one economic shock after another, including increased tariffs, COVID-19, and now supply chain delays. The Company anticipates continued strong growth year over year and believes the recent large investment in inventory to support those sales is sufficient to avoid any material negative impact to sales at the time this of this filing. Because of the perennial nature of the industry, the Company does not anticipate the inventory will go out of style.

As the Company is pursuing various expansion strategies across multiple channels and regions, it is not providing guidance on projected revenue or EBITDA.

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Item 3. DIRECTORS & OFFICERS

Name	Position	Age	Director Since	Term
Steven Sashen*	Chief Executive Officer	59	December 2010	1 year
Lena Phoenix *	President	53	December 2010	1 year
Erin Edwards**	Board Member	38	December 2020	1 year
Marc Schneider**	Board Member	62	December 2020	1 year

Each elected board member will serve a one-year term and must be re-elected yearly by the Common Stock Class A voting shareholders.

*	Family Relationships: Steven Sashen and Lena Phoenix are a married couple.

**	Erin Edwards and Marc Schneider are employed by TZP Group, et. al.

Steven Sashen, Co-founder/CEO/Board Member. Steven is the Company's strategic and marketing visionary. His diverse background includes creating Scriptware, word processing software for film and TV writers, and working professionally as a stand-up comedian and Emmy award-winning television personality. He has created numerous instructional, educational, and comedic videos for the Company that have received over two million views and helped establish the brand's authenticity and personality. He is a Masters All-American sprinter. Steven holds a BS from Duke University and an MFA from Columbia University.

Lena Phoenix, Co-founder/President/Board Member. A fourth-generation entrepreneur, Lena’s previous ventures include the founding and sale of a mortgage company and serving as President of a management, internet marketing and publishing company. She is also an award-winning author. Lena attended Reed College and holds a BA from Naropa University.

Erin Edwards, TZP Group Partner/Board Member. Prior to being a Group Partner at TZP, Erin spent 10 years at North Castle Partners, a private equity firm focused on consumer investments that benefit from healthy living and aging trends. Prior to joining North Castle, Erin was an investment professional at AEA Investors, where she focused on the execution and monitoring of investments across various B2B and B2C segments, and Insight Venture Partners, where she sourced, executed and monitored various investments across the software and technology verticals. She also worked as Director of Corporate Development at Acronis Software. Erin graduated summa cum laude from the University of Pennsylvania with a B.A. in Economics.

Marc Schneider, TZP Group Senior Advisor/Board Member. Marc Schneider is a veteran in retail and wholesale space with over 35 years of experience in building brands and global businesses. Mr. Schneider was most recently CEO of Kenneth Cole Productions. Prior to joining Kenneth Cole Productions, Inc., he was Group President of the Heritage Brands at PVH Corp. He is currently a Board Member at RG. Barry and the Saatva Company. He is a graduate of the University of Massachusetts Amherst with a B.B.A. in Business Administration & Management.

Dennis Driscoll, Chief Product Officer. Dennis was previously the Global Design Director for Crocs, a billion dollar per year public footwear corporation, where he managed all of the new product designers. Dennis was one of four founders of Avia Athletic Footwear, which grew to $500 million in revenue and was acquired by Reebok. He has held senior positions at Converse, Wilson Sporting Goods, Doc Martens Footwear, and Osaga Athletic Footwear.

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David Barnhill, Chief Financial Officer. David has 20 plus years of financial leadership experience that has ranged from multi-billion-dollar public companies to private companies navigating through high growth phases. He began his career in as part of Performance Food Group as a member of the corporate acquisition team as the director of finance, and most recently has worked as the CFO in two fast growing companies, Ascentia and Stoneside Shades and Blinds. David has a Master of Science in Finance and Master of Accountancy from the University of Denver.

Brighton Wang, Chief Operations Officer. Brighton Wang was the Vice President of Supply Chain at Shoes For Crews, where he was responsible for manufacturing, sourcing, logistics, and distribution. Prior to the footwear industry, Brighton was a management consultant advising public and private companies on profit strategy, margin enhancement, and supply chain & operations. Brighton earned an MBA from the Kellogg School of Management and a Bachelor of Science in Biomedical Engineering and Economics from Duke University.

COMPENSATION

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($) stock options, etc.	Total compensation ($)
Dennis Driscoll	CPO	128,616		128,616
David Barnhill	CFO	185,000	6,445	191,445
Brighton Wang	COO	235,000	13,697	248,697

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of the performance of their duties.

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Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of class*	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Voting Common Stock	Lena Phoenix, 100 Technology Drive, Suite 315, Broomfield, CO 80021	4,895,629 shares held directly.		86%

Class A Voting Common Stock	Steven Sashen, 100 Technology Drive, Suite 315, Broomfield, CO 80021		4,895,629 shares. Spouse of majority shareholder Lena Phoenix and shares the same residence	86%

*The number of outstanding shares of Class A Voting Stock held by 18 independent shareholders is 79,351. The number of shares held in reserve for future Employee Stock Option Plan is 733,424; with 452,214 of these share options having been issued.

The Company has issued 3,681,234 of Preferred Shares convertible to Class A Voting Common Stock carrying a 10% dividend rate convertible under certain conditions.

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Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None

Item 6. OTHER INFORMATION

None

Item 7. CONSOLIDATED FINANCIAL STATEMENTS

See Page 9

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Feel The World, Inc.

A Delaware Corporation

Consolidated Financial Statements and Independent Auditor's Report

December 31, 2021 and 2020

9

FEEL THE WORLD, INC.

10

To the Board of Directors of

Feel The World, Inc.

Broomfield, CO

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Feel The World, Inc. and subsidiary (the “Company”) which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020 and the results of its consolidated operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

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Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

·	Exercise professional judgment and maintain professional skepticism throughout the audit.
·	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
·	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
·	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
·	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 25, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

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Feel the World, Inc.

Consolidated Assets

As of December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$8,024,660	$9,348,173
Accounts receivable	520,504	102,504
Inventory assets	6,792,467	3,715,958
Inventory in transit	6,976,755	1,946,025
Income tax receivable	273,614	165,396
Prepaid expenses	171,150	59,718
Total Current Assets	22,759,150	15,337,774
Non-Current Assets:
Property and equipment, net	862,078	452,408
Intangible assets, net	340,199	156,256
Deposits	77,433	13,405
Total Non-Current Assets	1,279,710	622,069

TOTAL ASSETS	$24,038,860	$15,959,843

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

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Feel the World, Inc.
Consolidated Liabilities
As of December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
Liabilities:
Current Liabilities:
Accounts payable	$5,715,818	$2,382,751
Accrued expenses	2,416,864	680,576
Customer deposits	664,485	266,761
Deferred revenue	68,056	37,963
Deferred lease payable, current portion	25,569	26,237
Lines of credit, current portion	125,000	—
Total Current Liabilities	9,015,792	3,394,288
Long-Term Liabilities:
Lines of credit, net of unamortized discount	1,761,938	1,789,909
Deferred lease payable, net of current portion	29,283	41,417
Deferred taxes liability, net	57,437	90,755
Total Long-Term Liabilities	1,848,658	1,922,081
Total Liabilities	10,864,450	5,316,369

Series A Preferred stock, $.0001 par, 3,681,234 shares authorized, 3,681,234 and 3,681,234 shares issued and outstanding, liquidation preferences of $13,859,247 and $12,599,315, as of December 31, 2021 and December 31, 2020, all respectively.	368	368

Stockholders' Equity:
Class A common stock, $0.0001 par, 19,824,168 shares authorized, 4,974,980 and 4,974,980 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively.	497	497
Class B common stock, $0.0001 par, 175,832 shares authorized, 175,707 and 175,832 shares issued and outstanding as of December 31, 2021, and December 31, 2020, respectively.	18	18
Additional paid-in capital	8,022,357	7,998,251
Treasury Stock	(4,424)	(4,000)
Retained earnings	5,222,185	2,623,396
Accumulated other comprehensive income/(loss)	(66,591)	24,944
Total Stockholders’ Equity	13,174,410	10,643,474

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

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Feel the World, Inc.
Consolidated Income Statement
As of December 31, 2021 and 2020

	2021	2020

Net revenues	$33,611,460	$23,022,628
Cost of goods sold	16,616,665	10,981,193
Gross profit	16,994,795	12,041,435

Operating Expenses:
General & administrative	3,011,855	1,321,727
Sales & marketing	7,410,610	5,286,253
Research & development	665,840	366,033
Operations	2,385,201	1,474,432
Total operating expenses	13,473,506	8,448,445

Income from operations	3,521,289	3,592,990

Other income / (expense):
Interest income	2,586	2,446
Interest expense	(194,588)	(412,155)
Gain on debt forgiveness	—	484,708
Total other income / (expense)	(192,002)	74,999

Income before income tax	3,329,287	3,667,989

Provision for income tax	(730,498)	(551,813)

Net income	$2,598,789	$3,116,176

Other comprehensive income/(expense):

Foreign currency translation gain/(loss)	(91,535)	24,944

Total comprehensive income	$2,507,254	$3,141,120

Weighted-average vested common shares outstanding
-Basic	5,150,687	6,167,438
-Diluted	5,530,985	6,482,438
Net earnings per common share
-Basic and Diluted	$0.49	$0.51
-Diluted	$0.45	$0.48

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

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Feel the World, Inc.
Consolidated statements of Changes in Stockholders’ Equity
As of December 31, 2021 and 2020

	Class A Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income / (Loss)	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
Balance at December 31, 2019	—	$—	6,079,351	$608	175,832	$18	1,000	$(4,000)	$983,713	$—	$(492,780)	$487,559

Net income	—	—	—	—	—	—	—	—	—	—	3,116,176	3,116,176

Other comprehensive income	—	—	—	—	—	—	—	—	—	24,944	—	24,944

Exchange of Class A Common Stock for Preferred Stock	1,104,371	111	(1,104,371)	(111)	—	—	—	—	—	—	—	—

Issuance of Preferred Stock	2,576,863	257	—	—	—	—	—	—	8,749,739	—	—	8,749,996

Stock offering costs	—	—	—	—	—	—	—	—	(1,735,201)	—	—	(1,735,201)

Balance at December 31, 2020	3,681,234	368	4,974,980	497	175,832	18	1,000	(4,000)	7,998,251	24,944	2,623,396	10,643,474

Net income	—	—	—	—	—	—	—	—	—	—	(10,092)	(10,092)

Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—

Stock compensation	—	—	—	—	—	—	—	—	(7,998,251)	—	—	(7,998,251)

Stock repurchase	—	—	—	—	(125)	—	125	4,000	—	—	—	4,000

Balance at December 31, 2021	3,681,234	$368	4,974,980	$497	175,707	$18	1,125	$—	—	$24,944	$2,613,304	$2,639,131

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

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Feel the World, Inc.
Consolidated Statements of Cash Flows
As of December 31, 2021 and 2020

	2021	2020

Cash Flows From Operating Activities
Net Income	$(10,092)	$3,116,176
Adjustments to reconcile net income to net cash provided by/(used in) in operating activities:
Gain on debt forgiveness	—	(484,708)
Inventory write-off	385,048	17,483
Depreciation and amortization	271,930	219,450
Stock-based compensation	24,104	—
Deferred taxes	(90,755)	90,755
Loan Fees	(89,936)	18,000
Amortization of loan fees	11,965	75,181
Loss on disposal of assets	9,311	—
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	102,504	(47,753)
(Increase)/Decrease in inventory	3,330,911	811,128
(Increase)/Decrease in inventory in transit	1,946,025	(1,833,268)
(Increase)/Decrease in income tax receivable	165,396	(161,944)
(Increase)/Decrease in prepaid expenses	59,718	30,233
(Increase)/Decrease in deposits	13,405	—
Increase/(Decrease) in accounts payable	(2,382,751)	1,300,604
Increase/(Decrease) in accrued expenses	(680,576)	(910,823)
Increase/(Decrease) in deferred lease payable	(67,654)	(29,534)
Increase/(Decrease) in customer deposits	(266,763)	(5,855)
Increase/(Decrease) in deferred revenue	(37,963)	37,963
Net cash provided by/(used in) operating activities	2,693,827	2,243,088

Cash Flows From Investing Activities
Cash paid for intangibles	147,955	(58,755)
Cash paid for property and equipment	149,468	(198,399)
Cash used in investing activities	297,423	(257,154)

Cash Flows From Financing Activities
Proceeds from PPP loan	—	390,415
Proceeds from lines of credit	2,000,000	156,784
Repayments on line of credit	(1,825,000)	—
Repayments on term loans	(1,886,938)	(467,169)
Net principal payments on term loans	—	(2,001,999)
Proceeds from issuance of preferred stock	—	8,749,996
Stock offering costs	—	(1,735,201)
Repurchase of common stock	(8,018,724)	—
Net cash provided by financing activities	(9,730,662)	5,092,826

Effect of foreign currency gain / (loss)	—	24,944

Net Change in Cash	(6,739,412)	7,103,704
Cash at Beginning of Period	9,348,173	2,244,469
Cash at End of Period	$2,608,761	$9,348,173

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$198,463	$470,137
Cash paid for income taxes	$872,034	$648,186

Supplemental Disclosure of Non-Cash Financing Activities:
Conversion of common stock to preferred stock	$—	$111
Capitalized interest to principal	$—	$159,944

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

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FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Feel The World, Inc. (the “Company”), is a corporation organized on December 17, 2010, under the laws of Delaware. The Company sells footwear to retailers and direct to consumers. Feel the World EU B.V., a private limited liability company formed under the laws of the Netherlands on September 5, 2019, is a wholly owned subsidiary of the Company. Xero Shoes EU s.r.o., a private limited liability company formed under the laws of the Czech Republic on July 15, 2021, is a wholly owned subsidiary of Feel the World EU B.V.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis of Consolidation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP).  These consolidated financial statements include all accounts of Feel the World, Inc., along with Feel the World EU B.V. and Xero Shoes EU s.r.o. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), which is the reporting currency and the functional currency of the Company’s U.S. operations. The functional currency of the subsidiaries is its local currency. In accordance with ASC 830, Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rate prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations. For the year ended December 31, 2021, the foreign currency translation loss was $91,535. For the year ended December 31, 2020, the foreign currency translation gain was $24,944.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed insurance limited provided by the FDIC and its international equivalents. At December 31, 2021 and 2020, the Company’s cash balances exceeded such insured limits by $7,034,268 and $8,389,928, respectively.

Accounts Receivable

The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible.  The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.  The Company has no accounts receivable allowances as of December 31, 2021 and 2020, respectively.

See Independent Auditor’s Report

18

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

Inventory Assets

Inventory is stated at the lower of cost or market and accounted for using the weighted average cost method. The inventory balances as of December 31, 2021 and 2020 consist of products purchased for resale and any materials the Company purchased to modify the products. The Company operates a warehouse to process sales, returns and exchanges in the United States and maintains and agreement with a third-party logistics provider in the Czech Republic. The Company regularly evaluates inventory for possible impairment and estimate inventory market value based on several subjective assumptions including estimated future demand and market conditions, as well as other observable factors such as current sell-through of the Company's products, recent changes in product demand, global and regional economic conditions, historical experience selling through liquidation and price discounted channels, and the amount of inventory on hand. If the estimated inventory market value is less than the carrying value, the carrying value is adjusted to market value and the resulting impairment charge is recorded in Cost of Goods Sold in the statements of operations. The Company wrote off inventory worth $385,048 and $17,483 for the years ended December 31, 2021 and 2020, respectively. In 2021, due to quality control issues, we were unable to sell certain styles. Some of these shoes were destroyed, and the majority were donated to charity.

Inventory in Transit

Inventory in transit includes products manufactured for sale that have not yet been received at our warehouses, as well as advance payments.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Depreciation for footwear molds and lasts of $205,202 and $169,658 are included in Cost of Goods Sold for the years ended December 31, 2021 and 2020, respectively. The balances as of December 31, 2021 and 2020 mainly consist of footwear manufacturing assets and equipment assets with 3-10 year lives.

See Independent Auditor’s Report

19

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

Capital assets and depreciation expense as of December 31, 2021 and 2020 (full year deprecation) are as follows:

	2021	2020
Footwear molds	$1,152,706	$885,768
Footwear lasts	21,840	4,340
Furniture and equipment	472,117	90,067
Trade show booth	2,905	2,905
Website	30,000	30,000
Leasehold improvements	145,472	136,274
	1,825,040	1,149,354
Accumulated depreciation	(962,962)	(696,946)
Property and equipment, net	$862,078	$452,408
Depreciation expense	$267,026	$218,440

Intangible Assets

There are numerous patents and trademarks important to the Company’s business. Most of our trademarks are registered. As long as the Company intends to continue using its trademarks, they are renewed indefinitely. The Company files for and actively defends its patents. Patents are amortized over a 20-year useful life with patent amortization expense of $4,904 and $1,010 for the years ended December 31, 2021 and 2020, respectively. Patent and trademark values are reviewed annually for potential impairment. The Company determined that no write-offs are currently warranted.

	2021	2020
Trademarks	$181,344	$104,114
Patents	124,917	53,152
Software in progress	39,852	—
Total gross	346,113	157,266
Accumulated amortization	(5,914)	(1,010)
Intangibles, net	$340,199	$156,256
Amortization expense	$4,904	$1,010

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

See Independent Auditor’s Report

20

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Accounts Payable

In addition to invoices for goods and services, accounts payable includes a trade account payable with United Parcel Service Capital Corporation (UPS).  On January 10, 2018, the Company entered into an agreement with UPS for a $400,000 unsecured cargo finance line of credit with an interest rate of prime plus 2% in addition to a 1% origination fee on the drawn balance. In 2019, the line was reauthorized in the amount of $500,000 with $1,000 origination fee with a fixed advance rate of 2.75% of the principal borrowed. In 2020, the Company borrowed a cumulative $188,451 and repaid $150,466 in accordance with the repayment terms. The Company had no additional borrowings in 2021 and repaid the line in full and was closed. The Company had balances owed of $0 and $37,985 on December 31, 2021 and 2020, respectively. Interest and related fees of $0 and $16,907 were paid for the years ended December 31, 2021 and 2020, respectively.

Customer Deposits

Some international distributors pay a portion of their order at the time the order is placed. In accordance with revenue recognition policies (see below), these amounts are recorded as a liability until all revenue conditions have been met.

Deferred Revenue

Customer orders received but not shipped are recorded as deferred revenue.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when shipment of goods to its customers has occurred satisfying its performance obligations, acceptance has been approved by its customers, the fee is fixed or determinable, and collection of any related receivable is probable. ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Sales tax is collected on sales in all 50 states and the District of Columbia. These taxes are recorded as a liability until remittance.  Liabilities are recorded for store credit issued to customers.

Merchant Account Fees

The Company includes credit card merchant account fees as cost of goods sold in the consolidated statement of operations. For the years ended December 31, 2021 and 2020, the Company had merchant account fees of $644,921 and $466,044, respectively.

Shipping and Handling Costs and Fees

Shipping and handling costs are expensed as incurred and are included in cost of goods sold in the consolidated statements of operations. Shipping and handling fees billed to customers are included in revenues.

See Independent Auditor’s Report

21

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

Advertising

Advertising costs are expensed as incurred.

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances, and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

Net Earnings/(Loss) per Share

Net earnings/(loss) per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share will reflect the actual weighted average of common shares issued and outstanding during the period. The Company issued 315,000 options for Class A Voting Shares on May 15, 2016 to a key employee. These options are dilutive and have been included in the December 31, 2020 computation. In 2021, the Company issued an additional 137,214 options for Class A Voting shares to key employees and a board member. These options are dilutive and have been included in the December 31, 2021 computation.

See Independent Auditor’s Report

22

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

NOTE 3: STOCKHOLDERS’ EQUITY

Capital Stock

On December 2, 2020, the Company amended and restated its articles of incorporation (the “Amended Articles”). The Amended Articles authorized 19,824,168 shares of Class A Voting Common Stock ($0.0001 par), 175,832 shares of Class B Non-Voting Common Stock ($0.0001 par) and 3,861,234 shares of Preferred Stock ($0.0001 par), with all Preferred Stock designated as Series A Preferred Stock.

As of December 31, 2021 and 2020, the Company had 4,974,980 shares of Class A Voting Common Stock issued and outstanding. As of December 31, 2021 and 2020, the Company had 175,707 and 175,832 shares of Class B Non-Voting Common Stock issued and outstanding, respectively. In 2021, the Company agreed to repurchase 125 shares of Class B Non-Voting Common Stock from a single investor. The Company had 3,681,234 shares of Series A Preferred Stock issued and outstanding as of December 31, 2021 and 2020. The Company has reserved 733,424 shares of Class A Voting Common Stock ($0.0001 par) for issuance under the 2016 Employee Stock Incentive Plan, of which 281,210 remain available for issuance as of December 31, 2021.

The Class A Voting Common Stock and the Class B Non-Voting Common Stock are identical in all respects except that each holder of the Class A Voting Common Stock shall be entitled to cast one vote for each outstanding share while Class B Common Stock do not have voting rights. No holder of shares of Class A Voting Common Stock or Class B Non-Voting Common Stock shall be entitled to preemptive or subscription rights. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock of the Company are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock of the Company.

The holders of Series A Preferred Stock are entitled to various protective provisions and preferences. Holders of Series A Preferred Stock are entitled to vote on an as-converted basis with holders of Class A Common Stock and to appoint to directors.

The holders of Series A Preferred Stock are entitled to dividend preferences over holders of Common Stock and to preferred dividends at a rate of 10% per annum of the original issue price ($12,500,000 as of December 31, 2021 and 2020), compounded annually. Accrued dividends are payable only when, as, and if declared by the Board of Directors. As of December 31, 2021 and 2020, accrued dividends of $1,359,247 and $99,315, respectively, and were outstanding but undeclared. The dividend rates are subject to dilution protections.

The holders of Series A Preferred Stock are entitled to a liquidation preference over holders of Common Stock at the original issuance price ($3.3956) per share plus any accrued and unpaid dividends, providing a total liquidation preference of $13,859,247 and $12,599,315, as of December 31, 2021 and 2020, respectively.

The Series A Preferred Stock are convertible, at the holder’s election, into Class A Common Stock at a dilution protected rate that is currently 1:1. The Series A Preferred Stock are mandatorily convertible into Class A Common Stock if and upon a qualifying initial public offering, as defined in the articles of incorporation.

The Series A Preferred Stock are subject to optional redemption at the holder’s election on or after December 2, 2024 at a price of the greater of the original issuance price ($3.3956 per share) plus any accrued and unpaid dividends or the fair value at the redemption date as agreed between the Company and the holders or based upon a third-party appraisal. As a result of its redemption provisions, the Series A Preferred Stock was not classified as part of stockholders’ equity in the accompanying balance sheets in accordance with ASC 480-10-S99, SEC Materials, and instead is excluded from stockholders’ equity and presented as temporary equity.

On December 2, 2020, the Company entered into a Stock Purchase and Exchange Agreement (the “SPA”) with the following parties: Lena Phoenix, the Company’s founder (the “Selling Stockholder”), and TZP Group Investments, L.P. (“TZP GI”), TZP Group Holdings, L.P. (“TZP GH”), and JKLM Advisors, LLC (“JKLM”) (collectively the “Purchasers”). TZP GI purchased 1,054,196 shares of the Company’s Class A Voting Common Stock from the Selling Stockholder for $3,579,629 in cash, and TZP GH purchased 50,175 shares of the Company’s Class A Voting Common Stock from the Selling Stockholder for $170,373 in cash, representing a per share price of $3.3956 (the “Founder Sale”). The total number of shares of Class A Voting Common Stock sold by the Selling Stockholder to TZP GI and TZP GH is 1,104,371 (the “Secondary Shares”), which leaves the Selling Stockholder with a total of 4,895,629 shares of the Company’s outstanding Class A Voting Common Stock.

See Independent Auditor’s Report

23

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

Immediately following the Founder Sale, the Company exchanged the Secondary Shares owned by TZP GI and TZP GH for the same number of shares of newly-issued Series A Preferred Stock, par value $0.0001 per share. The Purchasers purchased from the Company additional shares of the Series A Preferred Stock for a per share price of $3.3956 in the following amounts: TZP GI: 220,874; TZP GH: 2,311,814; and JKLM: 44,175 (the “Purchased Shares”). An aggregate cash purchase price of $8,749,996 was paid by the Purchasers to the Company for such stock purchases on the Closing Date. The stock offering costs of $1,735,201 are reflected as contra-equity.

NOTE 4:  SHORT & LONG-TERM BUSINESS LOANS & LINES OF CREDIT

The Company’s outstanding borrowings consisted of the following as of December 31, 2021 and 2020:

Borrowings:	2021	2020
Genlink/La Plata (a)	$—	$1,789,909
InBank PPP Loan (b)	—	—
JP Morgan Chase Loan (c)	—	—
JP Morgan Chase Line of Credit (d)	—	—
JP Morgan Chase Line of Credit II (e)	1,975,000	—
Total Borrowings:	$1,975,000	$1,789,909

(a) The Company had originally initiated a loan agreement with Genlink Capital for use in purchasing inventory in November 2016. This loan was a $900,000 non-revolving line of credit, with a 14% fixed interest rate, interest payments due monthly, and principal due with an April 2019 maturity date. The Company paid down the entire balance and extinguished this debt with Genlink Capital in September 2018.

In October 2019, the Company initiated a new loan agreement with Genlink Capital for $1,500,000 at 14% interest annually with all interest and payments due in May 2020. In March 2020, this loan was extended until June 30, 2020 due to COVID-19 related issues. In May of 2020, this loan was assigned to La Plata Capital (a Genlink Capital related party).

On June 30, 2020, the loan was modified to increase the loan principal to $1,800,000 and extend the maturity date until August 2021. The interest rate remained at a fixed 14% interest rate; however, the interest payments were now due monthly. Outstanding accrued interest at that time of $141,944 was capitalized to principal balance and cash proceeds of $140,056 were received. An additional $18,000 renewal fee was capitalized to principal balance and will be amortized over the term of the new loan.

On December 2, 2020, the loan was modified again to decrease the interest rate to 11% annually, extend the maturity date to December 2022, release Lena Phoenix and Steven Sashen from their obligations as guarantors, and allow for this loan to have a first lien security interest.

As of December 31, 2021 and 2020, the unpaid principal balance was $0 and $1,800,000, respectively. The balance presented on the balance sheet is net of unamortized loan fees of $0 and $10,091, for carrying balances of $0 and $1,789,909 as of December 31, 2021 and 2020, respectively. Interest expense of $175,450 and $232,333 and amortization of debt discounts of $10,091 and $21,362 was recorded for the years ended December 31, 2021 and 2020, all respectively. Accrued interest payable was $0 and $17,200 as of December 31, 2021 and 2020, respectively. There is no minimum interest payment on the revised note. This debt is collateralized by substantially by all assets of the Company and is no longer guaranteed by the Company’s officers as modified on December 2, 2020. The debt was fully extinguished in November 2021.

See Independent Auditor’s Report

24

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

(b) The Company applied for and received an SBA $390,415 Paycheck Protection Program loan from InBank on April 21, 2020.  This loan carried an interest rate of 1% a year on any amounts not forgiven.  This loan was forgiven in November 2020 and required no payments and incurred no interest as the Company met the employee retention criteria. The forgiven loan is presented in other income in the consolidated statements of operations.

(c) On September 6, 2018, the Company entered into an agreement with JPMorgan Chase for a $2,318,300 10-year, SBA, fully amortizing loan to refinance their existing debt and expand their borrowing capacity. The loan had a fixed interest rate of 6.05% and was collateralized by substantially all of the assets of the Company and personally guaranteed by the Company’s officers. This loan requires monthly payment of $25,800. In April 2020, the Company requested and received a 90-day deferment of payments on this loan from the SBA due to COVID economic impacts. Six months of loan payments in 2020 were made by the SBA as prescribed in the CARES Act and debt forgiveness related to such of $94,293 was recognized to other income in the consolidated statement of operations for the year ended December 31, 2020 related to such. This note was repaid in full in 2020. Amortization of debt discount on this note was $0 and $53,819 for the years ended December 31, 2021 and 2020, respectively. Accrued interest payable on this note was $0 at both December 31, 2021 and 2020. Interest expense on this note was $0 and $63,306 for the years ended December 31, 2021 and 2020, respectively.

(d) On September 5, 2018, the Company entered into an agreement with JPMorgan Chase for a line of credit with a $50,000 limit. On July 26, 2019, the Company entered into an agreement with JPMorgan Chase for an additional line of credit for $400,000. Both lines were accessed throughout 2020 and 2019 and fully extinguished in 2020. Interest expense on these lines of credit was $0 and $16,478 for the years ended December 31, 2021 and 2020, respectively. The loans required monthly interest payments until maturity, at which time the outstanding principal balance was due. Interest rate were as follows: Prime plus 3% on the $50,000 debt, which was 7.75% at December 31, 2019 and LIBOR plus 5.451% on the $400,000 line of credit, which was 7.36% as of December 31, 2019. Both debts were collateralized by substantially all of the assets of the Company and personally guaranteed by the Company’s officers prior to their extinguishment. The $400,000 debt had an original maturity in April 2020 but had been verbally extended for 90 days due to COVID and was repaid in June 2020.

(e) On November 12, 2021, the Company entered into a credit agreement JP Morgan Chase comprised of a term commitment for $2.0 million and a revolving commitment for $4.0 million. The term commitment has a maturity date of November 12, 2025, at which time payment of the full principal amount is due. The revolving commitment has a maturity date of November 12, 2024. The interest rate for both the term and revolving commitment is LIBOR plus 3.250%, which as of December 31, 2021, was 3.375%. Additionally, a commitment fee of 0.25% is paid on the unused balance of the revolving commitment. Borrowings under this credit agreement are secured by substantially all the assets of the Company.

The credit agreement requires the Company to maintain a minimum total leverage ratio of 2.50 and a minimum fixed charge coverage ratio of 1.20. Additionally, the credit agreement limits the Company’s indebtedness, in addition to various covenants. As of December 31, 2021, the Company was in compliance with all financial covenants under the credit agreement.

As December 31, 2021, the balance of the term commitment was $1,975,000 and the revolving commitment was $0. Total interest paid in 2021 was $5,813. Legal and origination fees of $89,936 were capitalized to the principal balance and will be amortized over the life of the credit agreement of which $1,874 was amortized in 2021.

See Independent Auditor’s Report

25

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

Future minimum principal payments on the Company’s outstanding debts as of December 31, 2021 are as follows:

2022	$125,000
2023	225,000
2024	325,000
2025	1,300,000
Total	$1,975,000

NOTE 5:  INCOME TAXES

The provision for income taxes for the years ended December 31, 2021 and 2020 are as follows:

	2021	2020
Current:
Federal	$591,524	$362,826
State	172,719	98,066
Total current	764,243	460,892
Deferred:
Federal	(26,653)	72,618
State	(7,092)	18,303
Total deferred	(33,745)	90,921
Total provision for income tax	$730,498	$551,813

The Company had a tax receivable of $273,614 and $165,396 as of December 31, 2021 and 2020, respectively.

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which result in taxable or deductible amounts in the future.

Deferred tax assets and liabilities as of December 31, 2021 and 2020, are as follows:

	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$—	$2,282
Employee stock option	20,171	14,144
Accrued expenses	58,136	4,514
	78,307	20,940
Deferred tax liabilities:
Property and equipment	(124,250)	(109,405)
Amortization	(11,494)	(2,290)
	(135,744)	(111,695)

Net deferred tax asset (liability)	$(57,437)	$(90,755)

The following table reconciles the statutory federal income tax rate to actual rates based on net income or loss before income taxes as of December 31, 2021 and 2020, respectively.

	2021	2020
U.S. federal taxes at statutory rate	21%	21%
State income taxes, net of federal tax benefit	3%	3%
Effect of non-U.S. operations	0%	(1%)
Research and development credits	(1%)	0%
Deferred adjustments	0%	(3%)
Other	(1%)	(4%)
Effective income tax rate	22%	16%

The Company is not presently subject to any income tax audit in any taxing jurisdiction. Tax returns for periods before December 31, 2017, are no longer open for audit.

See Independent Auditor’s Report

26

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

NOTE 6: LEASE OBLIGATIONS

The Company operates in one leased location for offices in Broomfield, Colorado and two leased warehouse locations in Denver, Colorado. The Company has renewed and expanded its leased space over the past several years to accommodate growth and changing needs.

Location	Lease Start	Lease Term	Lease Status	Lease Incentive

Denver	October 1, 2017	39 months	Expired	First three months free
Denver	December 21, 2020	64 Months	Active	First four months free
Broomfield	September 1, 2018	60 months	Active	$73,160 leasehold improvement reimbursement

Under accounting guidelines, any credits received are amortized over the term of the leases for financial reporting purposes. The monthly payments on the Broomfield space are between $10,602 and $11,956 per month throughout the term of the lease. The monthly payments on the 2017-acquired Denver space are between $9,062 and $10,879 throughout the term of the lease. The monthly payments for the 2020-aquired Denver warehouse space are between $34,121 and $38,431 throughout the term of the lease.

Future minimum cash payments due under this lease agreement are as follows:

	Base Rent	Estimated Operating Costs	Total Lease Obligations
2022	$386,848	$112,332	$499,180
2023	488,221	96,890	585,112
2024	430,140	61,044	491,184
2025	443,072	62,876	505,948
2026	456,576	64,762	521,338
Thereafter	153,724	22,235	175,959
Total	$2,358,581	$420,139	$2,778,720

Total rent expense for the years ended December 31, 2021 and 2020 was $489,619 and $379,406, respectively.

See Independent Auditor’s Report

27

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

NOTE 7: EMPLOYEE STOCK INCENTIVE PLAN

In May 2016, Company implemented a 2016 Employee Stock Incentive Plan (the “Plan”) for employees and reserved 818,181 shares of Class A Voting Common Stock for issuance under the Plan. The Company’s Board of Directors amended the stock option plan to reduce the amount of authorized options from 818,181 to 733,424 per the terms of the December 2, 2020, stock purchase and exchange agreement.

	December 31, 2021		December 31, 2020
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding - beginning of year	315,000	$0.83	315,000	$0.83
Granted	137,214	$3.40	—	$—
Forfeited	—	$—	—	$—
Outstanding - end of year	452,214	$1.61	315,000	$0.83

Exercisable at end of year	315,000	$0.83	315,000	$0.83

Intrinsic value of options outstanding at year-end	$808,164		$808,164

Weighted average duration (years) to expiration of outstanding options at year-end	5.93		5.38

Weighted average duration (years) to expiration of exercisable options at year-end	4.38		5.38

As of December 31, 2021, there remains 281,210 shares available for issuance under the Plan.

The Company uses the Black-Scholes option-pricing model to estimate the grant date fair value of stock options, which requires the use of assumptions, including the expected term of the option, expected volatility of its stock price, and the risk-free interest rate, among others. These assumptions reflect best estimates, however; they involve inherent uncertainties including market conditions and employee behavior that are generally outside of the Company’s control. Generally, once stock option values are determined, accounting practices do not permit them to be changed, even if the estimates used are different from actual results. All stock-based compensation is expensed when awarded to employees based on the grant date fair value of the awards over the requisite service period, adjusted for forfeitures. Stock compensation expense of $24,104 was recognized in 2021. The fair value of the option grants as of December 31, 2021 was $200,986 with an unamortized compensation expense of $176,882 to be recorded over the next three and a half years.

See Independent Auditor’s Report

28

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

NOTE 8: CONTINGENCIES

The Company may be subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 9: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842).  This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet.  The ASU 2016-02 will be effective for non-public companies for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted.  A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest period presented in the financial statements. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 10: SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 25, 2022, the date the consolidated financial statements were available to be issued. Based on this evaluation, no material events were identified.

See Independent Auditor’s Report

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Broomfield, Colorado, on April 25, 2022.

Feel The World, Inc. d.b.a. Xero Shoes

/s/ David Barnhill
By David Barnhill, Chief Financial Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the date indicated.

/s/ Steven Sashen
Steven Sashen Chief Executive Officer and Director
Date: April 25, 2022

/s/ Lena Phoenix
Lena Phoenix President and Director
Date: April 25, 2022

/s/ Erin Edwards
Erin Edwards Director
Date: April 25, 2022

/s/ Marc Schneider
Marc Schneider
Director
Date: April 25, 2022

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